Exhibit 99.1

NEWS RELEASE For Immediate Release	For additional information contact: Stephen R. Theroux Executive Vice President 603-863-0886

NEW HAMPSHIRE THRIFT BANCSHARES, INC.

ANNOUNCES EARNINGS INCREASE OF 9.04% FOR FIRST QUARTER

Newport, New Hampshire – April 14, 2006– New Hampshire Thrift Bancshares, Inc. (the Company) (Nasdaq: NHTB), the holding company for Lake Sunapee Bank, fsb, (the Bank) today reported consolidated net income for the quarter ended March 31, 2006 of $1,370,713, or $.32 per share diluted compared to $1,257,079, or $.29 per share diluted, for the same period last year, an increase of $113,634, or 9.04%. The Company’s returns on average assets and return on average equity for the three month periods were 0.85% and 12.56% respectively in 2006, compared to 0.84% and 11.47% in 2005.

The increase in net income for the first quarter of 2006 primarily reflects a $499,223 increase in noninterest income, due to increases in customer service fees and gains on the sales of loans. Net interest and dividend income increased slightly to $4,968,613 for the quarter ended March 31, 2006 from $4,915,689 for the quarter ended March 31, 2005 as sharp increases in short-term interest rates reduced the Bank’s interest rate margin. The Bank’s net interest rate margin has continued to decline to 3.41% at March 31, 2006, as compared to 3.64% at March 31, 2005, reflecting a more rapid rise in the Bank’s cost of funds. Total loan production for the quarter ended March 31, 2006 was $40,646,546 compared to $40,633,309 for the quarter ended March 31, 2005.

Total assets increased by $38,777,635 to $637,404,839 at March 31, 2006 compared to $598,627,204 at March 31, 2005. Loans, net, held in portfolio increased by $45,724,226 to $466,069,577 at March 31, 2006 from $420,345,351 at March 31, 2005. Loans sold and serviced totaled $306,104,988 at March 31, 2006, as compared to $290,282,820 at March 31, 2005, an increase of 5.45%. Total advances from the Federal Home Loan Bank stood at $105,000,000 at March 31, 2005, compared to $90,000,000 at March 31, 2005. Proceeds from advances were used to fund loans.

Total deposits increased by $22,445,027, or 5.29% to $446,358,495 at March 31, 2006 from $423,913,468 at March 31, 2005, due in part to the opening of three new branch offices during 2005. Shareholders’ equity of $46,968,984 resulted in a book value of $11.11 per share based on 4,226,580 shares of common stock outstanding. As previously announced, a regular quarterly dividend of twelve and one-half cents per share is payable on April 28, 2006 to shareholders of record as of April 21, 2006.

New Hampshire Thrift Bancshares, Inc. (NHTB) is the parent company of Lake Sunapee Bank, fsb, a federally-chartered stock savings bank providing a wide range of banking and financial services through seventeen offices strategically located within the greater Dartmouth-Lake Sunapee-Kearsarge and Monadnock regions of west-central New Hampshire.

Statements included in this discussion and in future filings by the Company with the Securities and Exchange Commission, in the Company’s press releases, and in oral statements made with the approval of an authorized executive officer, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company’s actual results, and could cause the Company’s actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events or circumstances.

9 Main Street • P.O. Box 9 • Newport, NH 03773 • 603-863-0886 • Fax: 603-863-9571

New Hampshire Thrift Bancshares, Inc.

Selected Financial Highlights

(unaudited)

	Three Months Ended
	3/31/06	3/31/05
Interest and Dividend Income	$7,967,502	$6,696,483
Interest Expense	2,998,889	1,780,794
Net Interest and Dividend Income	4,968,613	4,915,689
Provision for Loan Losses	40,276	—
Noninterest Income	1,278,172	778,949
Noninterest Expenses	4,116,367	3,650,419
Net Income	1,370,713	1,257,079
Earnings Per Common Share, basic	$0.32	$0.30
Earnings Per Common Share, assuming dilution (1)	$0.32	$0.29
Dividends Declared per common share	$0.1250	$0.1250

	As of 3/31/06	As of 3/31/05
Total Assets	$637,404,839	$598,627,204
Loans receivable, net	466,069,577	420,345,351
Securities	109,114,610	123,996,183
Total Deposits	446,358,495	423,913,468
Federal Home Loan Bank Advances	105,000,000	90,000,000
Subordinated Debentures	20,620,000	20,620,000
Shareholders’ Equity	46,968,984	43,801,472
Book Value of Shares Outstanding	11.11	10.45
Tier I Core Capital to Assets	8.21%	8.09%
Shares Outstanding	4,226,580	4,192,580
Return on Average Assets	0.85%	0.84%
Return on Average Equity	12.56%	11.47%
Non-performing Assets as a % Total Assets	0.08%	0.11%

(1)	Diluted earnings per share are calculated using the weighted-average number of shares outstanding for the period, including common stock equivalents, as appropriate.